SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant  [X]
     Filed by a Party other than the Registrant  [ ]

     Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [ ]  Confidential, for Use of the Commission Only
          (as permitted by Rule 14a-6(e)(2))
     [X]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                        SURGICAL LASER TECHNOLOGIES, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                        SURGICAL LASER TECHNOLOGIES, INC.
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
          14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11

(1)  Title of each class of securities to which transaction applies:
- - --------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:
- - --------------------------------------------------------------------------------
(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
- - --------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:
- - --------------------------------------------------------------------------------
(5)  Total fee paid:
- - --------------------------------------------------------------------------------
    [ ]  Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount Previously Paid:
- - --------------------------------------------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:
- - --------------------------------------------------------------------------------
    (3)  Filing Party:
- - --------------------------------------------------------------------------------
    (4)  Date Filed:
- - --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 1995

TO THE STOCKHOLDERS:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Surgical Laser Technologies, Inc., a Delaware corporation (the 'Company'), will be held on Thursday, May 25, 1995 at 10:00 a.m., local time, at the Company's headquarters, 200 Cresson Boulevard, Oaks, Pennsylvania 19456-0880, for the following purposes:

          1. To elect seven directors to serve until the 1996 Annual Meeting and until their respective successors are elected;

          2. To ratify the appointment of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending December 31, 1995; and

          3. To transact such other business as may properly come before the meeting and any adjournment thereof.

       Only stockholders of record at the close of business on April 20, 1995 are entitled to notice of and to vote at the meeting and any adjournment thereof.

       A copy of the Company's Annual Report for its fiscal year ended January 1, 1995 is being mailed to stockholders with this Notice.

       All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he has returned a proxy.

                                          By Order of the Board of Directors,
                                          Davis Woodward
                                          Secretary

Oaks, Pennsylvania
April 25, 1995

                       SURGICAL LASER TECHNOLOGIES, INC.
            PROXY STATEMENT FOR 1995 ANNUAL MEETING OF STOCKHOLDERS
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Surgical Laser Technologies, Inc. (the 'Company') for use at the Annual Meeting of Stockholders to be held Thursday, May 25, 1995 at 10:00 a.m., local time, and at any adjournment thereof (the 'Annual Meeting'), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's executive offices, located at 200 Cresson Boulevard, Oaks, Pennsylvania 19456-0880. The Company's telephone number at that location is (610) 650-0700.

     These proxy solicitation materials were first mailed on or about April 25, 1995 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

     Stockholders of record at the close of business on April 20, 1995 are entitled to receive notice of and to vote at the Annual Meeting. At the record date, 9,849,167 shares of the Company's Common Stock, par value $.01 per share (the 'Common Stock') were issued and outstanding.

     As of April 20, 1995, the following persons were known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock:

                                                                      NUMBER OF   PERCENT OF
                         NAME AND ADDRESS                              SHARES        CLASS
- - -------------------------------------------------------------------  -----------  -----------
State of Wisconsin Investment Board................................      884,700(1)       8.98%
121 East Wilson Street
Madison, WI 53703

Kontron Instruments Holding N.V....................................      695,652        7.06%
Julianaplein 22
Curacao, Netherlands Antilles

- - ------------------
(1) Information furnished by stockholder as of April 11, 1995.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any such notice of revocation should be sent to: Surgical Laser Technologies, Inc., P.O. Box 880, 200 Cresson Boulevard, Oaks, Pennsylvania 19456-0880, attention: Davis Woodward, Secretary.

VOTING AND SOLICITATION

     On all matters presented to the Company's stockholders for a vote, the holders of Common Stock vote as a single class, and the holder of each share of Common Stock is entitled to one vote per share. The holders of Common Stock do not have cumulative voting rights in the election of directors.

     The affirmative vote of the holders of a plurality of the shares of the Company's Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the election of each director. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the ratification of the appointment of the independent auditors (the 'Proposal').

     Abstention from voting will have the practical effect of voting against the Proposal since an abstention represents one less vote for the Proposal. Broker non-votes will have no effect on the Proposal since they will not represent shares entitled to vote thereon at the Annual Meeting. Abstentions and broker non-votes on the election of directors will have no effect since they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

     The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited on behalf of the Company by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the 1996 Annual Meeting of Stockholders must be received by the Company no later than December 26, 1995 in order that they may be included, subject to compliance with applicable federal securities laws and regulations, in the proxy statement and form of proxy relating to that meeting.

                             ELECTION OF DIRECTORS

NOMINEES

     Seven directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director.

     The names of the nominees, and certain information about them, are set forth below.

                                                                                                                  DIRECTOR
                NAME OF NOMINEE                       AGE                    PRINCIPAL OCCUPATION                   SINCE
- - ------------------------------------------------      ---      ------------------------------------------------  -----------
Sheldon M. Bonovitz.............................          57   Chairman of the Board of Directors of the               1985
                                                                 Company; Vice Chairman and Partner, Duane,
                                                                 Morris & Heckscher, Counsel to the Company
James R. Appleby, Jr............................          49   President and Chief Executive                           1990
                                                               Officer of the Company
Richard J. DePiano..............................          53   Managing Director, The Sandhurst                        1986
                                                               Venture Fund
Jay L. Federman.................................          57   Attending Surgeon and Co-Director of                    1987
                                                               Research, Wills Eye Hospital
Terry A. Fuller, Ph.D...........................          47   Executive Vice President and Chief Operating            1994
                                                                 Officer of the Company
John L. Long, Jr................................          35   Vice President, Southwest Venture Management            1989
                                                                 Company
Vincenzo Morelli................................          40   Chief Executive Officer, Kontron Instruments            1995
                                                                 Holding N.V.

     Nominees elected as directors will serve for a term of one year or until the due election of their respective successors.

     Except as set forth below, each of the nominees has been engaged in his principal occupation described above for the past five years. Except as noted below, there are no family relationships among directors or officers of the Company.

     Sheldon M. Bonovitz has served as Chairman of the Board of Directors since March 1994. Mr. Bonovitz has been a partner in the law firm of Duane, Morris & Heckscher, Philadelphia, Pennsylvania, since 1969, where he also serves as Vice Chairman and a member of the management committee. Mr. Bonovitz also serves as a director of Comcast Corporation and Castle Energy Corporation. Mr. Bonovitz has also taught at the University of Pennsylvania Law School.

     James R. Appleby, Jr. has served as President of the Company since May 1990. Since October 1991, Mr. Appleby has also served as Chief Executive Officer. From May 1990 until October 1991, he served as Chief Operating Officer of the Company. From January 1988 until joining the Company in May 1990, Mr. Appleby was Vice President and Chief Financial Officer of Decision Data Inc., where he also served on the Executive Management Committee. Mr. Appleby is the brother-in-law of Ewald Lehrmann, the Company's Vice President and Managing Director of International Operations.

     Richard J. DePiano has served as the Chief Executive Officer of The Sandhurst Company, L.P. and the Managing Director of The Sandhurst Venture Fund since 1986.

     Jay L. Federman, M.D. has been an attending surgeon and Co-Director of Research of Wills Eye Hospital, Philadelphia, Pennsylvania, since 1980. Dr. Federman was a founder of SITE Microsurgical Systems, Inc.

     Terry A. Fuller, Ph.D. has served as Executive Vice President and Chief Operating Officer of the Company since June 1993. From August 1990 until June 1993, Dr. Fuller served as the Company's Executive Vice President of Technology and Manufacturing, assuming responsibility for the Company's education programs in November 1992. From July 1990 until August 1990, he served as Vice President of Technology and New Business Development of the Company. From 1988 until joining the Company in July 1990, Dr. Fuller served as Vice President, Research, Development and Engineering for Johnson & Johnson's IOLAB/SITE Microsurgical Systems, Inc.

     John L. Long, Jr. has been a partner of BMG Partners, which is the General Partner of Southwest Venture Partners II, since 1986 and Vice President of Southwest Venture Management Company since 1983.

     Vincenzo Morelli has served as Chief Executive Officer and a director of Kontron Instruments Holding N.V. since 1993. From 1990 through 1992, Mr. Morelli served as Executive Vice President of New Holland (ex-Geotech), a joint venture of Fiat and Ford Motor Company. From 1985 until 1990, Mr. Morelli served as President and Chief Operating Officer of General Electric Company's European Medical Division.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE 'FOR' THE NOMINEES LISTED ABOVE.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Common Stock of the Company as of April 20, 1995 by each director, each executive officer named in the Summary Compensation Table below and by all directors and executive officers as a group. The persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the table and notes thereto.

                                                                           SHARES BENEFICIALLY
                                                                                  OWNED
                                                                        --------------------------
                                  NAME                                    NUMBER         PERCENT
- - ----------------------------------------------------------------------  -----------    -----------
John L. Long, Jr......................................................      338,030(1)       3.42%
Jay L. Federman.......................................................      310,203(2)       3.13%
James R. Appleby, Jr..................................................      246,050(3)       2.45%
Richard J. DePiano....................................................      207,250(4)       2.10%
Sheldon M. Bonovitz...................................................      142,131(5)       1.44%
Terry A. Fuller.......................................................       97,933(6)          *
Ewald Lehrmann........................................................       44,382(7)          *
Michael R. Stewart....................................................       41,363(8)          *
Davis Woodward........................................................       37,647(9)          *
Vincenzo Morelli......................................................       20,000(10)         *
All directors and executive officers as a group (10 persons)..........    1,484,989(11)     14.21%

- - ------------------
*  Less than one percent.

 (1) Includes 38,500 shares which Mr. Long has the right to acquire under outstanding stock options exercisable within 60 days after April 20, 1995. Also includes 299,530 shares owned of record by Southwest Venture Partners
     II. Mr. Long is a partner in BMG Partners, the managing general partner of Southwest Venture Partners II. Mr. Long disclaims beneficial ownership of such 299,530 shares.
 (2) Includes 76,000 shares which Dr. Federman has the right to acquire under outstanding stock options exercisable within 60 days after April 20, 1995 and 12,499 shares owned by Dr. Federman's child. Dr. Federman disclaims beneficial ownership of such 12,499 shares.
 (3) Includes 206,700 shares which Mr. Appleby has the right to acquire under outstanding stock options exercisable within 60 days after April 20, 1995 and 10,000 shares owned jointly with his wife.
 (4) Includes 42,250 shares which Mr. DePiano has the right to acquire under outstanding stock options exercisable within 60 days after April 20, 1995. Also includes 90,000 shares owned by Mr. DePiano's wife. Mr. DePiano disclaims beneficial ownership of such 90,000 shares.
 (5) Includes 47,250 shares which Mr. Bonovitz has the right to acquire under outstanding stock options exercisable within 60 days after April 20, 1995, 19,027 shares owned by Mr. Bonovitz' wife and 29,238 shares owned by trusts of which Mr. Bonovitz is trustee for the benefit of Mr. Bonovitz' children. Mr. Bonovitz disclaims beneficial ownership of the 48,265 shares owned by his wife and such trusts. Also includes 29,119 shares owned by the Marital Trust Under the Will of Robert H. Fleisher, Deceased. Mr. Bonovitz is one of the four trustees of such trust and disclaims beneficial ownership of such 29,119 shares.
 (6) Includes 86,533 shares which Dr. Fuller has the right to purchase under outstanding stock options exercisable within 60 days after April 20, 1995.
 (7) Includes 39,735 shares which Mr. Lehrmann has the right to purchase under outstanding stock options exercisable within 60 days after April 20, 1995.
 (8) Includes 34,933 shares which Mr. Stewart has the right to purchase under outstanding stock options exercisable within 60 days after April 20, 1995.
 (9) Includes 28,133 shares which Mr. Woodward has the right to purchase under outstanding stock options exercisable within 60 days after April 20, 1995.
(10) Includes 15,000 shares held of record by Olive Branch Corp., a Liberian corporation controlled by members of Mr. Morelli's family. Mr. Morelli disclaims beneficial ownership of such shares.
(11) Includes 600,032 shares which such persons have the right to acquire under stock options exercisable within 60 days after April 20, 1995.

     All the persons shown in the table above have advised the Company that they currently intend to vote all of their shares in favor of the election to the Company's Board of Directors of the nominees set forth under 'Election of Directors' above, and to vote all such shares in favor of each of the other matters submitted for stockholder approval at the Annual Meeting.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of six meetings during the fiscal year ended January 1, 1995. No director attended fewer than 75% of the total of all such meetings of the Board of Directors and meetings of the committees upon which such director served.

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee also serves as the Nominating Committee.

     The Executive Committee currently consists of directors Appleby, Bonovitz and DePiano. The Executive Committee exercises the full authority of the Board of Directors between meetings of the

Board of Directors. The Executive Committee held one meeting in the fiscal year ended January 1, 1995.

     The Executive Committee, in its capacity as Nominating Committee, will consider stockholder nominations of candidates for director provided that the nominating stockholder furnishes the Secretary of the Company, not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders, written information about such candidate equivalent to the information concerning the candidates nominated by the Company's Board of Directors contained in the Company's proxy statement for the immediately preceding annual meeting of stockholders.

     The Audit Committee currently consists of directors DePiano and Long. The Audit Committee reviews and evaluates the Company's accounting principles and its systems of internal accounting controls, addresses specific financial issues and takes action relating to the financial reporting of the Company. The Audit Committee held two meetings in the fiscal year ended January 1, 1995.

     The Compensation Committee currently consists of directors Bonovitz, DePiano and Federman. The Compensation Committee administers the Company's 1986 Incentive Stock Option Plan, 1986 Non-Qualified Stock Option Plan and Equity Incentive Plan. The Compensation Committee also reviews other compensation plans and establishes methods of compensation. The Compensation Committee held six meetings in the fiscal year ended January 1, 1995.

DIRECTOR COMPENSATION

     Each director of the Company who is not an officer or employee of the Company (an 'Outside Director') receives an annual retainer of $15,000 and a fee of $500 for each committee meeting attended other than meetings held in conjunction with meetings of the Board of Directors.

     The Company also maintains a Stock Option Plan for Outside Directors (the 'Outside Director Plan'), pursuant to which: (a) on May 11, 1990, each Outside Director on such date received options to purchase 9,000 shares of Common Stock;
(b) on May 11, 1990, each Outside Director who was a member of the Executive Committee on such date received options to purchase an additional 3,750 shares of Common Stock; (c) each Outside Director who had completed three years of service as an Outside Director on or before April 30, 1992 received options to purchase 4,500 shares of Common Stock on such date; (d) each Outside Director who had completed at least three years of service as an Outside Director on May 26, 1994 (the '1994 Grant Date') was granted options to purchase 45,000 shares, provided that if the Outside Director served as Chairman on the 1994 Grant Date, the option granted was for 60,000 shares; (e) each Outside Director who had not completed three years of service as an Outside Director on the 1994 Grant Date will, on the last trading day coinciding with or immediately following the completion of such three years of service, be granted options to purchase 30,000 shares, provided that if the Outside Director serves as Chairman throughout such three-year period, such option will be for 45,000 shares; (f) for each three years of service after the 1994 Grant Date since the most recent grant of options to an Outside Director, the Outside Director will be granted options to purchase 30,000 shares, provided that if the Outside Director served as Chairman throughout such three-year period, the option will be for 45,000 shares and (g) each person who becomes an Outside Director in the future will receive options to purchase 30,000 shares of Common Stock on the fifteenth day after election as an Outside Director, provided that if the Outside Director is elected to serve as Chairman, the option granted will be for 45,000 shares. All such options are exercisable at 100% of the fair market value of the Common Stock on the date of grant and remain exercisable to the extent vested until the earliest to occur of the expiration of ten years from the date of grant, three years from cessation of service as a director due to disability, one year from cessation of service as a director due to death or three months from cessation of service as a director for any other reason. Options granted on May 11, 1990 were fully exercisable when granted. Options granted on the 1994 Grant Date were exercisable 15,000 shares on the date of grant, with the balance exercisable in three equal consecutive annual installments commencing one year from the 1994 Grant Date. All other options granted under the Outside Director Plan are or will be exercisable in three equal consecutive annual installments commencing one year from the date of grant. Notwithstanding the foregoing, all options granted under the Outside Director Plan become fully exercisable upon consummation of any business combination transaction involving the sale of all or substantially all of the assets of the Company to, or the acquisition of shares of the Company's Common Stock representing more than 50% of the votes which all stockholders of the Company are entitled to cast by, any person not affiliated with the Company, directly or indirectly, through one or more affiliates, or any other transaction or series of transactions having a similar effect.

     An aggregate of 385,000 shares of Common Stock are currently reserved for issuance under the Outside Director Plan, of which 9,000 shares have been issued and 256,500 shares are subject to outstanding options.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid by the Company during each of the three fiscal years ended January 1, 1995, January 2, 1994 and January 3, 1993 to the chief executive officer of the Company and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                                     AWARDS
                                                     ANNUAL COMPENSATION   --------------------------      ALL OTHER
NAME AND                                             --------------------    RESTRICTED     OPTIONS/     COMPENSATION
PRINCIPAL POSITION                          YEAR     SALARY($)  BONUS($)   STOCK AWARDS($)  SAR'S(#)        ($)(1)
- - ----------------------------------------  ---------  ---------  ---------  ---------------  ---------  -----------------
James R. Appleby, Jr.                          1994  $ 265,346  $  58,520     $       0        30,000(2)     $   2,190
  President, Chief Executive                   1993    257,067     51,500(3)        9,088(3)   150,000(4)         2,190
    Officer and Director                       1992    244,068     25,000(3)        4,411(3)    40,000(5)         6,949
Terry A. Fuller                                1994    175,492     38,709             0        20,000(2)        46,102(6)(7)
  Executive Vice President                     1993    169,671     27,200(3)        2,400(3)   100,000(4)        32,071(7)
    and Chief Operating Officer                1992    161,786     40,000(3)        2,588(3)    20,000(5)        36,435(7)
Ewald Lehrmann                                 1994    138,329     30,512             0        15,000(2)         1,038
  Vice President and                           1993    133,769     10,720(3)          946(3)    25,000(4)         1,014
    Managing Director of                       1992    124,510     10,400(3)        1,830(3)     6,000(5)         3,983
    International Operations
Michael R. Stewart                             1994    110,528     24,380             0        15,000(2)           643
  Vice President and Chief                     1993    106,533     17,131(3)        1,511(3)    25,000(4)           628
    Financial Officer                          1992     95,894     11,734(3)        2,066(3)     9,000(5)           628
Davis Woodward                                 1994     99,102     21,859             0        15,000(2)         1,285
  Assistant General Counsel                    1993     95,835     15,360(3)        2,711(3)    25,000(4)         1,255
    and Director of Tax Planning               1992     92,250     11,173(3)        1,972(3)    13,000(5)         3,689

- - ------------------
(1) Includes Company matching contributions under the 401(k) Retirement Savings Plan and payments of premiums for certain supplementary life insurance coverage as follows:

              NAME                  YEAR     401(K) CONTRIBUTION  LIFE INSURANCE PREMIUM
- - --------------------------------  ---------  -------------------  -----------------------
James R. Appleby, Jr.                  1994       $       0              $   2,190
                                       1993               0                  2,190
                                       1992           4,364                  2,585

Terry A. Fuller                        1994               0                  1,341
                                       1993               0                  1,310
                                       1992           4,364                  1,310

Ewald Lehrmann                         1994               0                  1,038
                                       1993               0                  1,014
                                       1992           2,969                  1,014

Michael R. Stewart                     1994               0                    643
                                       1993               0                    628
                                       1992               0                    628

Davis Woodward                         1994               0                  1,285
                                       1993               0                  1,255
                                       1992           2,434                  1,255

(2) These options were granted in January 1995 for services rendered in 1994.
(3) In January 1994 and 1993, the Compensation Committee awarded performance bonuses for services rendered in 1993 and 1992, respectively, and determined to pay such bonuses in the form of restricted stock at a per share price equal to 85% of the fair market value of the Common Stock on the date of grant, except that: (a) in 1994, the Compensation Committee determined to pay the named executive officers other than Messrs. Appleby and Woodward 50% of their respective bonus in cash and the balance in shares of restricted stock and (b) in 1993, the Compensation Committee determined to pay Dr. Fuller's bonus $25,337.50 in cash and the balance in shares of restricted stock. A portion of such shares awarded in 1993 and 1994 was subject to forfeiture if the officer's employment was terminated other than without cause within six months after the grant date (except in certain circumstances involving a change of control in the Company), with the number of shares subject to forfeiture equal to (a) the product of (i) the number of restricted shares awarded multiplied by (ii) the fair market value on the date of forfeiture minus (b) the amount of the bonus listed under 'Bonus' in the above table divided by (c) the fair market value on the date of forfeiture. The difference between the aggregate market value of the restricted shares on the grant date and the amount of the bonus approved by the Compensation Committee is set forth in the above table under the caption 'Long-Term Compensation Awards -- Restricted Stock Awards.'
(4) These options were granted in January 1994 for services rendered in 1993.
(5) These options were granted in January 1993 for services rendered in 1992.
(6) Includes $14,000 in royalties paid by the Company to Fuller Research Corporation pursuant to a License Agreement between those parties. Terry A. Fuller is the President and principal stockholder of Fuller Research Corporation.
(7) Includes $30,761 in lease payments by the Company to Fuller Research Laboratories, a sole proprietorship owned by Dr. Fuller, pursuant to a Lease Agreement between those parties relating to certain equipment.

     The following table sets forth information with respect to options granted during the fiscal year ended January 1, 1995 to the persons named in the Summary Compensation Table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES OF
                                           % OF TOTAL                                     STOCK PRICE APPRECIATION FOR
                                         OPTIONS GRANTED                                          OPTION TERM
                            OPTIONS      TO EMPLOYEES IN    EXERCISE       EXPIRATION     ----------------------------
          NAME            GRANTED(#)(1)    FISCAL YEAR        PRICE           DATE             5%             10%
- - ------------------------  ------------  -----------------  -----------  ----------------  -------------  -------------
James R. Appleby, Jr.         150,000            38.9%      $    2.50   January 18, 2004    $ 235,835      $ 597,653
Terry A. Fuller               100,000            25.9            2.50   January 18, 2004      157,224        398,436
Ewald Lehrmann                 25,000             6.5            2.50   January 18, 2004       39,306         99,609
Michael R. Stewart             25,000             6.5            2.50   January 18, 2004       39,306         99,609
Davis Woodward                 25,000             6.5            2.50   January 18, 2004       39,306         99,609

- - ------------------
(1) All of these options are exercisable in three equal consecutive annual installments commencing one year from the date of grant (January 18, 1994), subject to acceleration of exercisability under certain circumstances following a change of control in the Company.

     The following table sets forth information with respect to options held at January 1, 1995 by the persons named in the Summary Compensation Table above. No options were exercised by such persons during the fiscal year ended January 1, 1995. None of the options held at fiscal year-end set forth below were in the money at January 1, 1995.

                         FISCAL YEAR-END OPTION VALUES

                                    NUMBER OF UNEXERCISED
                                           OPTIONS
                                    AT FISCAL YEAR END (1)
                                 ----------------------------
             NAME                EXERCISABLE   UNEXERCISABLE
- - -------------------------------  ------------  --------------
James R. Appleby, Jr.                166,641        196,059
Terry A. Fuller                       43,200        129,500
Ewald Lehrmann                        30,200         39,000
Michael R. Stewart                    24,800         39,900
Davis Woodward                        17,200         40,000

- - ------------------
(1) The average weighted exercise price for the aggregate unexercised options set forth in the table above is as follows for each of the named persons:
    Mr. Appleby--$5.45; Dr. Fuller--$4.02; Mr. Lehrmann--$4.90; Mr. Stewart--$4.76; and Mr. Woodward--$4.54.

EMPLOYMENT AGREEMENTS

     Mr. Appleby has an employment agreement pursuant to which he serves as the Company's President and Chief Executive Officer for successive one-year terms ending December 31 of each year, absent at least three months prior written notice of termination by either party. Effective as of the beginning of 1995, Mr. Appleby's base salary under the agreement was increased to $281,960, and he is eligible for a bonus under the Company's Executive Staff Bonus Program. See 'Compensation Committee Report.' If the Company terminates Mr. Appleby's employment at the expiration of any renewal term of the agreement, Mr. Appleby is entitled to severance benefits equal to one year's base salary, 50% of the incentive bonus which would have been payable for the succeeding year and hospital, medical, disability and life insurance coverage for a period of one year. If Mr. Appleby's employment is terminated by the Company without cause during the term of the agreement or Mr. Appleby is removed as Chief Executive Officer (except following a change in control as described below), Mr. Appleby is entitled to identical severance benefits, except that with respect to the incentive bonus, he is entitled to the full amount of such bonus for the period through termination. Under certain circumstances following a change in control of the Company after which Mr. Appleby no longer serves as an executive officer of the Company in a capacity he determines to be acceptable or is asked to relocate his principal business location, Mr. Appleby is entitled to severance benefits equal to eighteen months' base salary, the amount of the incentive bonus for the period through termination of employment with the Company and hospital, medical, disability and life insurance coverage for a period of eighteen months, all unvested options become exercisable in full and all outstanding options remain exercisable for the lesser of five years after the change in control or the remaining scheduled term thereof. The Company provides long-term disability insurance equal to 60% of Mr. Appleby's base salary, a $1 million life insurance policy and automobile, vacation and other insurance benefits as are available to the Company's senior executive officers. During the term of the agreement and for a period of one year thereafter (or while receiving any severance payments as described above), Mr. Appleby is prohibited from competing with the Company in any respect, interfering with the Company's business relationships or soliciting business from the Company's customers.

     In June 1992, the Company adopted a severance benefits program for certain key employees, including Messrs. Fuller, Lehrmann, Stewart and Woodward. Under the terms of this program, a participant whose employment is terminated by the Company other than for cause and other than following a change in control is entitled to continue receiving his then-current base salary and coverage under the medical, dental, supplemental life and supplemental disability insurance policies, if any, being provided at the time of termination for a specified period, with the obligation to provide such insurance coverage terminating in the event the participant is provided substantially the same coverage from a new employer. Each of Messrs. Fuller, Lehrmann, Stewart and Woodward is entitled to continue receiving such base salary and insurance coverage for a period of 12 months under the foregoing circumstances. In addition, if, within two years following a change in control of the Company, a participant's employment is terminated without cause or the participant resigns following (a) the relocation of his principal business location, (b) a significant reduction in the duties or responsibilities from those existing prior to the change in control or (c) a reduction in his then-current base salary, then, in any such event, the participant is also entitled to continue receiving his then-current base salary and coverage under the aforementioned insurance program (subject to the restriction described above) for a specified period. Messrs. Fuller and Lehrmann are entitled to continue receiving their respective base salaries for a period of 18 months under such circumstances and Messrs. Stewart and Woodward are entitled to continue receiving their respective base salaries for a period of 12 months under such circumstances. In addition, under such circumstances, each of Messrs. Fuller, Lehrmann, Stewart and Woodward is also entitled to continue receiving the aforementioned insurance coverages for a period of 12 months, and all unvested options which they hold become exercisable in full and all outstanding options remain exercisable for the lesser of five years or the remaining scheduled term thereof.

COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is administered by the Compensation Committee, a committee of the Board of Directors composed of the three outside directors listed at the end of this report. None of the members of the Compensation Committee has any interlocking relationships with Company executives that would call into question their independence as Committee members.

     This report reflects the Company's compensation philosophy as endorsed by the Board of Directors and the Committee and resulting compensation actions taken by the Company. The Committee approves all compensation awarded to the chief executive officer and the four other named executive officers.

  Compensation Philosophy and Objectives

     The Company's executive compensation program has been designed to:

     o support a pay-for-performance philosophy that differentiates compensation amounts based on both corporate and individual performance;

     o provide market-competitive compensation opportunities;

     o reward executives for long-term strategic management and the enhancement of stockholder value through delivering appropriate ownership in the Company; and

     o attract top talent and retain and motivate key executives whose abilities are critical to the long-term success and competitiveness of the Company.

  Executive Compensation Components

     To meet the above-stated compensation objectives, the Company has structured a compensation program comprised of base salary, annual incentive opportunities, long-term incentive opportunities in the form of stock options and restricted stock, and benefits typically offered to executives.

     Base salaries for executives are targeted to be very competitive with other technology-based companies with revenues of $50-$100 million. Individual salaries are considered for adjustment annually; adjustments are based upon the general movement in external salary levels, individual performance and potential, and/or changes in duties and responsibilities. The base salary increases for the named executives effective for 1995 averaged 6.6%. Included in that average salary increase was an increase of 10% for Davis Woodward, in part to reflect his promotion to the position of Vice President of Legal Affairs and Tax Planning.

     The annual incentive awards, as governed by the Executive Staff Bonus Program adopted in November 1991, are dependent primarily upon the financial performance of the Company relative to pre-established targets and secondarily on the personal performance of the executive. Specifically, executives are eligible to receive a bonus (the 'Bonus Opportunity') calculated as a percentage of their base salaries. The percentage of base salary which determines the Bonus Opportunity is determined by multiplying the percentage of budgeted operating income attained at year-end by a percentage, based on the executive officer's position, ranging from 30% to 50%. Of the Bonus Opportunity, 60% is paid if the Company attains at least 70% of the budgeted operating income and 40% is payable at the discretion of the Committee, in consultation with the chief executive officer, based on an assessment of the personal performance of the executive during the year. The Committee, without the chief executive officer's consultation, assesses the personal performance of the chief executive officer. The budgeted operating income goal is reviewed and approved by the Board of Directors at the beginning of the fiscal year.

     For 1994, the Committee in its discretion awarded cash bonuses to the named executives under the Executive Staff Bonus Program. An assessment was made of the personal performance and value to the business of each executive both with respect to the executive's normal responsibilities and relative to a set of key strategic initiatives and tactical projects.

     The long-term incentive opportunities are designed to link the interests of the executive with those of the stockholders. Stock option grants provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. The value of these stock options is tied to the future performance of the Company's stock.

     The Committee has approved a plan of targets for annual stock option grants for the executive staff through 1996. The actual grants are based on the Company's financial performance and an assessment of the individual executive's performance. However, the Committee retains the flexibility to vary from the targets in the event it believes it appropriate to do so.

  Chief Executive Officer Compensation

     The specific compensation actions for Mr. Appleby were as follows:

     o A cash bonus of $58,520 was awarded for services rendered in fiscal year 1994.

     o Mr. Appleby received a grant of incentive stock options to purchase 30,000 shares on January 18, 1995 based on services rendered for fiscal year 1994.

     o Effective for 1995, an increase of 6.0% was made to Mr. Appleby's base salary.

     Irrespective of the negative market conditions and the overall performance of the Company, the Committee determined that Mr. Appleby performed very competently relative to several strategic initiatives and is critical to the long-term success and competitiveness of the Company.

     Under Mr. Appleby's leadership, the Company's executives worked on key alliances with C.R. Bard, Inc. and Kontron Instruments Holding N.V., the latter of which resulted in Kontron Instruments' investment of $2,000,000 for an approximately 7% ownership interest in the Company. Mr. Appleby and the other executives under his supervision were also successful in settling various litigation and have continued to pursue other strategic alternatives. In addition, Mr. Appleby was instrumental in expanding SLT's international presence by continuing to enhance its worldwide distribution networks.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code placed limits on corporate tax deductibility for compensation paid to certain executive officers. The Compensation Committee has carefully considered the impact of this provision to the compensation awarded to those executive officers during 1994. The Committee has determined that compensation paid to executive officers under current plans would be less than the $1 million limit and, therefore, deductible for Federal income tax purposes.

     Submitted by the Compensation Committee:

Sheldon M. Bonovitz, Esq.        Richard J. DePiano        Jay L. Federman, M.D.

PERFORMANCE GRAPH

     The following graph sets forth a comparison of cumulative total return since January 1, 1990 among the Company, the NASDAQ Composite Index and a peer group selected by the Company. The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on January 1, 1990 in each of the Company, the NASDAQ Composite Index and a weighted index of the issuers in the peer group described below.

                       [ GRAPH INSERTION POINT ]

                      TOTAL RETURN TO SHAREHOLDERS
                          REINVESTED DIVIDENDS

                          1989    1990    1991    1992    1993    1994
                         ------  ------  ------  ------  ------  ------
SURGICAL LASER TECH INC.   100     260      75      80      40      30
CRSP NASDAQ INDEX          100      80     125     155     175     170
PEER GROUP                 100     105     125     100      80      60

- - ------------------
(1) In 1993, the Company defined its peer group for purposes of this performance graph to be all publicly traded companies with a Standard Industrial Classification Code of 3845 (electromedical apparatus) having market capitalization as of December 31, 1992 ranging from $20 million to $100 million, with the exception of three such companies--Future Medical Products, Inc., Biocontrol Technology, Inc. and Microterra, Inc.--whose performance in 1991 reflected an extreme fluctuation. Management of the Company believes that inclusion of these three companies would have reduced the meaningfulness of the comparative data presented in the performance graph. The Company continues to use as its peer group the companies that met the criteria set forth above, which are: Advanced NMR Systems, Inc., American Medical Electronics, Inc., American Dental Laser Inc., Arrythmia Research Technology, Inc., Bio-Logic Systems Corp., Biomagnetic Technologies, Inc., Birtcher Medical Systems Inc., Candela Laser Corp., Criticare Systems Inc., Cytocare, Inc., Fonar Corp., Imatron Inc., Interspec Inc., Laser Industries Ltd., Laser Photonics Inc., Laserscope, Lunar Corporation, Non-Invasive Monitoring Systems, Inc., Q-Med, Inc., Somanetics Corporation, Trimedyne, Inc., Valley Forge Scientific Corp., Vital Heart Systems Inc. and Work Recovery, Inc.

                              CERTAIN TRANSACTIONS

     Sheldon M. Bonovitz, a director of the Company, is a partner of Duane, Morris & Heckscher, which serves as the Company's primary legal counsel.

     Kontron Instruments Holding N.V., which owns more than 5% of the Company's outstanding Common Stock, has affiliates that serve as the Company's distributors in France, Italy, Spain, Portugal, the United Kingdom, Eire, Switzerland, the Benelux Countries, Turkey and Greece. During 1994, total sales by the Company to such affiliates were $1,100,000.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1995. The affirmative vote of the holders of a majority of the outstanding Common Stock present in person or by proxy at the Annual Meeting is required to ratify the appointment of Arthur Andersen LLP. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE 'FOR' RATIFICATION OF SUCH APPOINTMENT. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Arthur Andersen LLP was engaged by the Company in 1988 and has audited the Company's financial statements for each fiscal year since the fiscal year ended January 1, 1989. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your stock be represented at the Annual Meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope which has been enclosed.

                                          By Order of the Board of Directors,
                                          Davis Woodward
                                          Secretary

Dated: April 25, 1995

                        SURGICAL LASER TECHNOLOGIES, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 25, 1995
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby constitutes and appoints James R. Appleby and Davis Woodward, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Surgical Laser Technologies, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 200 Cresson Boulevard, Oaks, Pennsylvania 19456-0880 on Thursday, May 25, 1995, at 10:00 A.M. local time, and at any adjournments thereof, as follows:

                  (Continued and to be signed on other Side)

[X] Please mark your
    votes as in this
    example.

                         FOR all nominees listed      WITHHOLD AUTHORITY
                        at right except as marked      to vote for the
                            to the contrary        nominees listed at right   Nominees: James R. Appleby, Jr.
                                                                                        Sheldon M. Bonovitz
                                                                                        Richard J. DePiano
1. For the election of            [ ]                        [ ]                        Jay L. Federman
   seven directors, to                                                                  Terry A. Fuller
   serve until their                                                                    John L. Long, Jr.
   successors are duly                                                                  Vincenzo Morelli
   elected, as described
   in the accompanying
   Proxy Statement.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name.

- - --------------------------------------------------

                                                FOR   AGAINST   ABSTAIN
2. PROPOSAL TO RATIFY appointment of Arthur     [ ]     [ ]       [ ]
   Andersen LLP as the Company's independent accountants for the fiscal year ending
   December 31, 1995.

   The Board of Directors recommends a vote FOR the election of the nominees listed at left and FOR proposal 2.

   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the election of the nominees for director and FOR proposal 2.

PLEASE, MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED PRE-PAID ENVELOPE.

SIGNATURE _______________ DATE _____ _________________________ DATE _____, 1995
                                     SIGNATURE IF HELD JOINTLY

Note: This proxy should be dated and signed by the stockholder exactly as his name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.